Exhibit 16.1

October 5, 2018

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the section under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” included in the Registration Statement on Form S-1 of Axonics Modulation Technologies, Inc. to be filed on or about October 5, 2018 and are in agreement with the statements contained therein concerning our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing Form S-1.

Sincerely,

/S/ PETERSON SULLIVAN LLP

Seattle, Washington